Exhibit 5.1

April 21, 2010

Ferrellgas, L.P.
Ferrellgas Finance Corp.

7500 College Boulevard, Suite 1000

Overland Park, Kansas  66210

Re: Exchange Offer pursuant to Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Ferrellgas, L.P., a Delaware limited partnership (the “Partnership”) and Ferrellgas Finance Corp., a Delaware corporation (the “Company,” and together with the Partnership, the “Issuers”), in connection with the preparation of (a) the Issuers’ Registration Statement on Form S-4 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), related to the registration of the Issuers’ 9.125% Senior Notes due 2017 and (b) the prospectus contained in the Registration Statement (the “Prospectus”).  Pursuant to the Registration Statement, the Issuers are offering to exchange (the “Exchange Offer”) up to $300,000,000 aggregate principal amount of the Exchange Notes for a like amount of their outstanding 9.125% Senior Notes due 2017 (the “Unregistered Notes”).  The Exchange Notes will be issued upon consummation of the Exchange Offer.  The Unregistered Notes were, and the Exchange Notes will be, issued pursuant to an Indenture dated as of September 14, 2009 (the “Indenture”) among the Issuers and U.S. Bank National Association, as trustee (the “Trustee”).  This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as expressly stated herein.

In rendering the opinion expressed herein, we have examined originals or copies of (i) the Registration Statement; (ii) the Prospectus; (iii) the Indenture; (iv) the certificate of limited partnership and the limited partnership agreement of the Partnership; (v) the certificate of incorporation and the bylaws of the Company; (vi) the certificate of incorporation and the bylaws of Ferrellgas, Inc., a Delaware corporation and general partner of the Partnership (the “General Partner”); (vii) certain resolutions of the boards of directors of the Company and the General Partner; (viii) certificates of officers of the Company and the General Partner, including exhibits thereto, with respect to certain matters (the “Officer’s Certificates”); and (ix) such other certificates, instruments and documents we considered appropriate to render the opinion expressed herein.

In our examination and investigation of the documents listed in clauses (i) through (ix) in the above paragraph (collectively, the “Documents”), we have assumed (a) the genuineness of all signatures on, and the authenticity of, all Documents submitted to us as originals and the conformity to the original documents of all Documents submitted to us as copies, (b) that the Documents have not been and will not be, on or before the date of this opinion letter, altered or amended in any respect material to our opinion expressed herein, (c) the truthfulness of all statements of fact set forth in the Documents, (d) the due authorization, execution and delivery by the parties thereto of all Documents examined by us other than by the Issuers and the General Partner, (e) the legal capacity of all natural persons and (f) that, to the extent the Documents purport to constitute agreements of parties other than the Issuers and the General Partner, the Documents constitute valid, binding and enforceable obligations of such other parties.

Based on the foregoing and subject to the limitations, conditions and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, as of the date hereof, when (a) the Exchange Notes have been duly authorized and executed by the Issuers and (b) the Exchange Notes have been authenticated by the Trustee in accordance with the terms of the Indenture and delivered to holders tendering into the Exchange Offer in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms except as such enforcement may be subject to any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other law relating to or affecting creditors’ rights generally and general principles of equity.

The opinion expressed herein is strictly limited to the matters expressly stated herein, and no other or more extensive opinion is intended or implied or to be inferred beyond the matters expressly stated herein.  The opinion expressed herein is based on and are strictly limited to, as in effect on the date hereof, the internal laws of the state of New York, the Delaware Revised Uniform Limited Partnership Act, the general corporation law of the state of Delaware, which includes all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States.  No opinion is expressed herein as to the effect the laws of any other jurisdiction might have upon the subject matter of the opinion expressed herein under any conflict of law principles or otherwise.

The opinion expressed herein is as of the date hereof, we undertake no responsibility to update such opinion after the date hereof and we assume no responsibility for advising you of any changes with respect to any matters described in such opinion that may occur subsequent to the date hereof or with respect to the discovery subsequent to the date hereof of information not previously known to us pertaining to events occurring prior to the date hereof.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of under the Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement on or about the date hereof and to the reference to us in the Prospectus under the caption “Legal matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ GREENBERG TRAURIG LLP

GREENBERG TRAURIG LLP